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                                                                  EXHIBIT (a)(6)

                         BRIGGS & STRATTON CORPORATION

                        Offer To Purchase For Cash Up To
                      5,875,000 Shares Of Its Common Stock
            (Including the Associated Common Stock Purchase Rights)
                  At A Purchase Price Not In Excess Of $51.00
                         Nor Less Than $43.00 Per Share

To Participants in the Briggs & Stratton Employee Savings and Investment Plan:

     Briggs & Stratton Corporation announced that the Company's Board of Directors approved a plan to repurchase up to 5,875,000 shares of its common stock.

     In this repurchase plan, called a tender offer, shareholders have an opportunity to sell any or all of their shares at prices not in excess of $51.00 nor less than $43.00 per share. After shares are tendered by shareholders, the Company selects a price and buys back shares at such selected price (which will be within the stated range) that have been tendered at or below that price.

     Enclosed with this letter are all of the materials relating to this tender offer, including the Letter of Transmittal to Firstar Trust Company ("Firstar"), the trustee of your savings plan and the Depositary for the share repurchase.

     These materials contain important information about the tender offer and should be carefully reviewed. When reviewing the information, please keep the following points in mind:

     As a Savings Plan participant, you have the right, under terms of the plan, to decide whether or not to direct Firstar to tender shares reflecting your interest in the Briggs & Stratton Corporation Stock Fund or the PAYSOP Stock Fund (collectively, the "Fund") credited to your individual account. Only Firstar as the trustee of the Savings Plan can actually tender the shares attributable to your individual account.

     If you decide to direct Firstar to tender any or all of your shares, you will be entitled to specify the price or prices (within the limits of the tender offer) at which they should be tendered. Refer to the instructions on the enclosed Letter of Transmittal, which must be filled out and returned to Firstar.

          -- The Letter of Transmittal must be received by Firstar by 5:00 p.m., New York City time, on Friday, May 16, 1997, unless this deadline is extended.

     If Firstar does not receive a complete, signed original Letter of Transmittal by the deadline, Firstar will not tender any shares reflecting your interest in the Fund credited to your individual account.

     IMPORTANT: IF YOU DIRECT FIRSTAR TO TENDER SAVINGS PLAN SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT AND THEY ARE REPURCHASED BY THE COMPANY, ANY PROCEEDS WILL BE REINVESTED IN THE BALANCED FUND (VANGUARD WELLINGTON FUND) AS SOON AS ADMINISTRATIVELY POSSIBLE AND SUCH INVESTMENT WILL BE CREDITED TO YOUR INDIVIDUAL ACCOUNT.

     IF YOU WISH TO HAVE ANY PROCEEDS OF THE SALE OF SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT WHICH WERE REINVESTED IN THE BALANCED FUND (VANGUARD WELLINGTON FUND) INVESTED IN OTHER INVESTMENT OPTIONS OFFERED UNDER THE SAVINGS PLAN, PLEASE CALL FIRSTAR AT 1-800-236-3982.

          -- Only after such proceeds are reinvested as described above will you be able to instruct Firstar to invest any proceeds of the sale of shares attributable to your individual account in other investment options offered under the Savings Plan.

     While there is no gain or loss recognized by participants in the Savings Plan as a result of this tender offer, the tax treatment of future withdrawals or distributions from the plan may be adversely impacted by a tender or sale of shares in the Fund.
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     Firstar will keep your decision confidential and will not disclose it to any directors, officers or employees of Briggs & Stratton Corporation.

     Neither Briggs & Stratton Corporation, its Board of Directors, Firstar as trustee, the Dealer Manager nor any other party makes any recommendations to you as to whether or not to tender shares or the price at which to tender. You must make your own decision on this offer.

     If you have any questions after reviewing the materials, contact:

          Firstar at 1-800-236-3982 for information on the procedure for tendering the shares attributable to your individual account, or

          Georgeson & Company Inc., the Information Agent for the tender offer, at 1-800-223-2064 for questions on the terms and conditions of the offer.

                                          Sincerely,

                                          BRIGGS & STRATTON CORPORATION

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QUESTIONS AND ANSWERS FOR SAVINGS PLAN PARTICIPANTS ABOUT THE BRIGGS & STRATTON
TENDER OFFER

Q. WHY IS THE COMPANY MAKING THIS TENDER OFFER TO PARTICIPANTS IN THE SAVINGS PLAN?

A. As a participant in the Savings Plan, you may have a proportional interest in the Fund. The contributions invested in the Fund represent a proportional interest in the assets of the Fund. The Fund is invested in Briggs & Stratton Corporation common stock, and your proportional interest in the Fund is held in an individual account for you by Firstar (along with the Savings Plan's other investment funds). The Savings Plan provides that in the event of a tender offer, you may direct Firstar to tender the number of shares of Company common stock that reflect your proportional interest in the Fund.

Q. IF I DECIDE TO DIRECT FIRSTAR TO TENDER THE SHARES THAT REFLECT MY PROPORTIONAL INTEREST IN THE FUND, WILL I BE ABLE TO RECEIVE THE PROCEEDS?

A. No. All proceeds from any Fund shares that are tendered and sold will be automatically invested by Firstar in the Balanced Fund (Vanguard Wellington Fund). The proceeds will be part of your individual account and may not be distributed except in accordance with the applicable terms of the Savings Plan. PROCEEDS FROM FUND SHARES THAT ARE TENDERED MAY NOT BE REINVESTED IN THE COMPANY'S STOCK FUND.

Q. WILL I BE ABLE TO CHANGE THE INVESTMENT FUNDS IN WHICH THE PROCEEDS OF FUND SHARES TENDERED ARE INVESTED?

A. Yes. Proceeds from the sale of Fund shares may be invested in other investment options offered under the Savings Plans by contacting Firstar at 1-800-236-3982 after the reinvestment is complete.

Q. WILL I RECOGNIZE A TAX GAIN OR LOSS, OR OTHER TAX EFFECTS IF I DIRECT FIRSTAR TO TENDER SHARES?

A. For federal income tax purposes, no gain or loss will be recognized by participants in the Savings Plan as a result of the tender or sale of Shares held in the Savings Plan. However, certain tax benefits that may otherwise be available in connection with the future withdrawal or distribution of Shares from the Savings Plan may be adversely affected if Shares are tendered and sold. Specifically, under current federal income tax rules, if a participant receives certain kinds of distributions of Shares in kind from certain contribution sources, the excess of the fair market value of the Shares on the date of such withdrawal or distribution over the cost to the Savings Plans of those Shares is excluded from the value of the withdrawal or distribution for purposes of determining the participant's federal income tax liability with respect to the withdrawal or distribution. Any excess in market value over the cost will be taxed to the extent realized when the Shares are sold, as long-term capital gain. If you direct Firstar to tender Shares attributable to your individual account in the Offer, you may adversely affect your ability to take advantage of this tax benefit. If you direct Firstar not to tender any Shares attributable to your individual account, the cost of Shares attributable to your individual account will not be affected.

Q.    IS THERE A FORM I HAVE TO RETURN?

A. Yes. Included in this mailing is a "Letter of Transmittal." You must complete and return this form to direct Firstar to tender any shares.

Q.    WHAT IS THE DEADLINE FOR RETURNING THE LETTER OF TRANSMITTAL?

A. The form must be received by Firstar by 5:00 p.m., New York City time, on Friday, May 16, 1997, unless this deadline is extended. The Offer, proration period and withdrawal rights, will expire at 5:00 p.m., New York City time, on Tuesday, May 20, 1997, unless the Company extends the Offer. Accordingly, in order for Firstar to make a timely tender of the Shares attributable to your individual account under the Savings Plan, you must complete and return the enclosed Letter of Transmittal in the return envelope so that it is

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      received by Firstar not later than 5:00 p.m., New York City time, on
      Friday, May 16, 1997, unless extended.

Q.    WHAT IF I HAVE QUESTIONS?

A. Contact Firstar at 1-800-236-3982 for information on the procedure for tendering the shares reflecting your interest in the Fund. Contact Georgeson & Company Inc., the Information Agent for the tender offer, at 1-800-223-2064 for questions on the terms and conditions of the offer.

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